Exhibit 99.1

XTENT Announces Second Quarter 2007 Financial Results

Conference Call Today at 2 p.m. (PT)

MENLO PARK, Calif., August 7, 2007 - XTENT, Inc. (Nasdaq: XTNT) today reported financial results for the quarter ended June 30, 2007.

The company reported a net loss of $9.5 million for the second quarter of 2007, compared to a net loss of $5.7 million for the same period last year.  The net loss attributable to common stockholders was $9.5 million, or $0.42 per share, in the second quarter of 2007, compared to $13.1 million, or $4.89 per share, in the second quarter of 2006.  The company’s net loss per share attributable to common stockholders for the second quarter of 2007 was based on weighted average shares outstanding of 22.6 million as compared to 2.7 million weighted average shares outstanding for the quarter ended June 30, 2006. For the six months ended June 30, 2007, XTENT had a net loss attributable to common stockholders of $17.4 million, compared to $22.9 million for the same period last year.

On June 30, 2007, XTENT had cash, cash equivalents and short-term investments of $76.8 million.

Research and development expenses increased to $7.7 million in the second quarter of 2007 from $4.3 million for the same period last year, primarily due to an increased number of research and development personnel, expenditures to support XTENT’s clinical trials and non-cash stock-based compensation expenses.  General and administrative expenses increased to $2.8 million in the second quarter of 2007 from $1.7 million for the same period last year, primarily due to an increased number of finance and marketing personnel, expenses for professional services, expenses associated with operating as a public company and non-cash stock-based compensation expenses.  Research and development expenses for the six month period ended June 30, 2007 totaled $13.9 million, compared to $7.6 million for the same period last year.  General and administrative expenses for the six months ended June 30, 2007 totaled $5.3 million, compared to $2.7 million for the same period in 2006.

“We have made excellent progress on the development of our innovative Custom NX® drug-eluting stent systems,” said Gregory D. Casciaro, XTENT’s President and CEO. “Our team remains focused on the execution of our clinical, regulatory and product development milestones. We also continue to make the investments required to build a world-class organization operating with the highest standards for clinical excellence.”

On August 1, 2007, XTENT completed the enrollment of 90 patients in its Custom III clinical trial at 13 clinical sites in Europe.  The CUSTOM III clinical trial was designed to evaluate in situ stent customization for single focal lesions, long lesions or multiple lesions using XTENT Custom NX® drug eluting stent systems. XTENT expects to commence its pivotal U.S. trials in the second half of 2007 and to commercialize its Custom NX® drug eluting stent systems in certain European countries in the second half of 2008.

Second Quarter of 2007 Highlights:

•                  Announcement of the introduction of an enhanced configuration of the Custom NX® Drug Eluting Stent (DES) System into the CUSTOM III clinical trial in Europe. The upgraded system features a smaller crossing profile and an improved user interface designed to further enhance stent placement accuracy and ease of use.

•                  Presentation of positive 6 month follow-up data on 100 patients from the CUSTOM II clinical trial at EuroPCR.  This study involved one of the most clinically difficult patient populations ever enrolled in a DES trial.

•                  Completion of a lease expansion of approximately 30,000 square feet of additional manufacturing and office space, more than doubling the size of the Company’s facilities in Menlo Park, Calif.

Conference Call and Webcast Information

The company will hold a conference call today at 2 p.m., Pacific Time (5 p.m. Eastern Time). The call will be hosted by Gregory D. Casciaro, XTENT’s President and Chief Executive Officer, and Tim Kahlenberg, Chief Financial Officer.

The teleconference can be accessed via the investor relations section of the Company’s website at http://investor.xtentinc.com/events.cfm or by calling 800-776-0816 (domestic), 913-981-5556 (international). Please dial in or access the website 5 to 10 minutes prior to the beginning of the call.

An online archive of the webcast will be available for a minimum of three months by accessing the investor relations portion of the company’s website at http://investor.xtentinc.com.

About XTENT

XTENT, Inc. is a medical device company focused on developing and commercializing innovative customizable drug eluting stent (DES) systems for the treatment of coronary artery disease (CAD). CAD is the most common form of cardiovascular disease and the number one cause of death in the United States and Europe. XTENT® Custom NX® DES Systems are designed to enable the treatment of single lesions, long lesions and multiple lesions of varying lengths and diameters, in one or more arteries with a single device.   Note:  XTENT® Custom NX® DES Systems have not been approved for sale by any regulatory authority.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding XTENT’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, these statements include, but are not limited to those concerning XTENT’s ability to initiate its U.S. pivotal trial in the second half of 2007 or to achieve any other clinical, regulatory or product development milestones. Forward-looking statements are based on management’s current, preliminary expectations, and are subject to risks and uncertainties that could cause actual results to differ from the results predicted and which are included in the

“Risk Factors” section of our most recent quarterly report on Form 10-Q for the quarter ended March 31, 2007. The quarterly report was filed with the SEC on May 14, 2007, and is available on our investor relations website at www.xtentinc.com and on the SEC’s website at http://www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. XTENT undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

XTENT, Inc.

(a development stage company)

Condensed Statements of Operations

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Operating expenses:
Research and development	$7,704	$4,285	$13,927	$7,559
General and administrative	2,801	1,742	5,262	2,683

Total operating expenses	10,505	6,027	19,189	10,242

Loss from operations	(10,505)	(6,027)	(19,189)	(10,242)

Interest income and other	1,049	297	1,798	405

Net loss	(9,456)	(5,730)	(17,391)	(9,837)

Deemed dividend related to beneficial conversion feature of redeemable convertible preferred stock	—	(7,417)	—	(13,095)

Net loss attributable to common stockholders	$(9,456)	$(13,147)	$(17,391)	$(22,932)

Net loss per share attributable to common stockholders - basic and diluted	$(0.42)	$(4.89)	$(0.93)	$(8.88)

Weighted-average common shares outstanding used in per share calculations	22,551	2,686	18,649	2,582

XTENT, Inc.

(a development stage company)

Condensed Balance Sheets

(unaudited, in thousands)

	June 30, 2007	December 31, 2006

Cash and cash equivalents and short term investments	$76,828	$23,105
Working capital	74,058	21,066
Total assets	80,676	27,121

Redeemable convertible preferred stock	—	75,593
Deficit accumulated during the development stage	(71,457)	(54,066)
Total stockholders’ equity (deficit)	77,290	(50,780)

Investor Relations:  Tim Kahlenberg, Chief Financial Officer, 650-475-9400, or tkahlenberg@xtentinc.com

Media Relations:     Danielle Bertrand, Media Relations, 415-946-1056, or dbertrand@weisscommpartners.com